TEMPUR-PEDIC ANNOUNCES NAME CHANGE TO TEMPUR SEALY INTERNATIONAL, INC.

LEXINGTON, KY, May 23, 2013 –Tempur-Pedic International Inc. (NYSE: TPX), the world’s largest bedding provider, today announced that stockholders approved the change of the Company’s name to Tempur Sealy International, Inc. at the Company’s Annual Meeting of Stockholders on May 22, 2013.

The corporate name Tempur Sealy International, Inc. recognizes the transformational nature of the recent combination of Tempur-Pedic and Sealy. Tempur-Pedic completed the acquisition of Sealy Corporation on March 18, 2013. The Company's portfolio of iconic brands and consumer-facing marketing will not be affected by the corporate name change and thus will continue to be represented in the market as they are today. The Company's global corporate headquarters will be in Lexington, KY and its subsidiaries will continue with their existing names. The Company will continue to trade on the NYSE under the symbol "TPX".

Mark Sarvary, President and Chief Executive Officer commented, “While the Tempur Sealy International name is new, our well recognized industry leading global brands remain distinct. I am very optimistic about the future growth potential for our Company.”

The Company also is launching a new corporate website: www.tempursealy.com. The site features information on the Company, including its brands, history, and leadership, as well as links to relevant investor and press materials.

About the Company
Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International develops, manufactures and markets mattresses, foundations, pillows and other products.  The Company’s brand portfolio includes many of the most highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, OptimumTM and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:
Mark Rupe
Vice President
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempurpedic.com